Exhibit 10.13

Executed

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

LICENSE AGREEMENT

by and between

KINEX PHARMACEUTICALS, LLC

and

GUANGZHOU XIANGXUE NEW DRUG DISCOVERY AND DEVELOPMENT

COMPANY LIMITED

May 6th, 2012

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

THIS LICENSE AGREEMENT (this “Agreement”) is made as of May 6th, 2012, by and between KINEX PHARMACEUTICALS, LLC, a limited liability company organized and existing under the laws of the State of Delaware USA and having its principal office at 701 Ellicott Street, Buffalo, New York 14203, USA (“Kinex”) and GUANGZHOU XIANGXUE NEW DRUG DISCOVERY AND DEVELOPMENT COMPANY LIMITED, a Chinese company existing under the laws of China and having its principal office at 2 Jinfengyuan Road, Guangzhou, CHINA 510663 (“XPH”).

B A C K G R O U N D:

Kinex owns or Controls the Kinex Intellectual Property of 10(02 (also known as KX2-361) and is developing the Compound for oncology and other indications;

XPH and its Affiliates have experience in the development, marketing, promotion and sale of pharmaceutical products predominately in China; and XPH desires to obtain the exclusive right and license in the Territory to further develop and thereafter commercialize a Licensed Compound and its product for oncology indications in the Field; and

Kinex desires to grant to XPH such exclusive right and license in the Territory, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.2 “Affiliate” means with respect to a Party (a) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (c) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (b) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (d) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof

1.3 “Agreement Term” has the meaning set forth in Section 9.1(a).

1.4 “Breaching Party” has the meaning set forth in Section 9.2(b).

1.5 “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Saturday, Sunday or a day which is recognized as a national holiday in the place of performance of an applicable activity or occurrence of an applicable event, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or nationally recognized holiday.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.6 “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of any period specified under this Agreement shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31, 2012, and for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.8 “CFR” means the United States Code of Federal Regulations.

1.9 “cGMP” means current good manufacturing practices.

1.10 “Claims” has the meaning set forth in Section 10.2.

1.11 “Clinical Studies” means any clinical studies of a Licensed Product conducted on humans.

1.12 “Commercialize” or “Commercialization” means promotion, marketing, sale, supply, manufacture, import, export and distribution of Licensed Products, including any educational or prelaunch activities.

1.13 “Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a Party for its other drug candidates and pharmaceutical products of a comparable stage of development and commercial potential and this includes all the milestones described in Article 4.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.14 “Completion” means, with respect to any Clinical Study, the completion of treatment for the necessary number of patients required by the applicable protocol and completion of the statistical analysis of the study data.

1.15 “Compound” means KX-02 (also known as KX2- 361) that cannot be developed, manufactured, used, sold, offered for sale, or imported without infringing one or more valid claims of the Intellectual Property related to the Compound and the Licensed Product, as diagrammed on Schedule 1.1 attached hereto, and any pharmaceutically acceptable salts, hydrates, solvates, and prodrugs of the foregoing, or mixtures thereof.

1.16 “Control” means possession of the ability to grant the rights and licenses as provided for herein without violating the terms of any agreement or arrangement with any Third Party.

1.17 “Copyright” means the right granted to an author or creator of an original work fixed in any tangible medium of expression, including without limitation, books, literary works, computer programs, and pictorial, graphic, dramatic and sculptured works, as well as derivative works and translations.

1.18 “Data” means any and all research data, pharmacology data, preclinical data, clinical data, chemistry, manufacturing and control (“CMC”) data and/or all other similar documentation necessary or useful for the Development or Commercialization of the Compound or Licensed Products.

1.19 “Develop” or “Development” means those activities undertaken with respect to the Compound or Licensed Products which are devoted to the progression of a potential pharmaceutical product in Clinical Studies and any other activities directed toward quality issues, publication, Regulatory Approval, formulation, production or CMC of the Compound or Licensed Products, including any other pre-launch activities.

1.20 “Disputed Claim” has the meaning set forth in Section 10.4(b).

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.21 “Dollar” or “$” means the lawful currency of the United States.

1.22 “Drug Approval Application” means an application for Regulatory Approval of a Licensed Product as a pharmaceutical product in a regulatory jurisdiction.

1.23 “Effective Date” means the date when all the conditions precedent specified in 2.1 have been satisfied.

1.24 “Field” means all therapeutic or preventive indications for brain tumors, including primary brain tumors and brain metastasis.

1.25 “First Commercial Sale” means, with respect to any Licensed Product, the first sale to a Third Party for end use or consumption of such Licensed Product in a country in the Territory by XPH, its Affiliates or sublicensees after receipt of Regulatory Approval in such country or, where Regulatory Approval is not required, then the first sale for end use or consumption of a Licensed Product to a Third Party in that country in the Territory in connection with the nationwide introduction of such Licensed Product in that country in the Territory by XPH, its Affiliates or sublicensees.

1.26 “Generic Competition” shall be deemed to exist for a specific Licensed Product in a particular country as of any date if, during the two (2) immediately preceding Calendar Years, (a) Generic Products have a market share in the applicable country of at least thirty percent (30%) of the then combined unit volume of the applicable Licensed Product and Generic Products, or (b) at least one Generic Product is commercially introduced in such country and the Net Sales by XPH of the applicable Licensed Product in the applicable country decrease by at least thirty percent (30%) with each of (a) and (b) measured as an average taken over such two (2) Calendar Years and compared to the Calendar Year immediately preceding the beginning of such two (2) Calendar Year period.

1.27 “Generic Product” means any pharmaceutical product that is (i) sold by a Third Party that is not a licensee or Sublicensee of XPH or its Affiliates or sublicensees, under a marketing authorization

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

granted by a Regulatory Authority to such Third Party, (ii) contains the Compound as an active pharmaceutical ingredient, and (iii) is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority in the applicable country.

1.28 “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standard Board, consistently applied.

1.29 “Improvements” means all inventions and Know-How, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates pursuant to activities relating to or contemplated by this Agreement during the Agreement Term, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Product for use in the Field including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, methods of use or packaging and/or sale of the Compound or Licensed Product.

1.30 “IND” means an Investigational New Drug application, this carries the same meaning in each of the countries in the Territory similar to what is described in the United States in 21 C.F.R. Section 312.23, obtained for purposes of conducting Clinical Studies in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto relating to the use of the Compound or Licensed Product in the Field.

1.31 “Insurance” has the meaning set forth in Section 10.6(a).

1.32 “Intellectual Property” means Patent Rights, Know-How, Copyrights and Trademarks collectively, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Products, including any Improvements thereto.

1.33 “Kinex Indemnified Parties” has the meaning set forth in Section 10.1.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.34 “Kinex Intellectual Property” means the Kinex Patent Rights, Kinex Know-How and other Intellectual Property owned or Controlled by Kinex or any of its Affiliates.

1.35 “Kinex Know-How” means all Know-How that are owned or Controlled by Kinex or any of its Affiliates.

1.36 “Kinex Patent Rights” means all Patent Rights that are owned or Controlled by Kinex or any of its Affiliates, including the Patent Rights listed in Schedule 1.2 and as provided in Section 7.1.

1.37 “Know-How” means all proprietary information and technology, including trade secret information, developments, discoveries, methods, techniques, formulations, Data, and other information, whether or not patentable, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Product, or any Improvement thereto, in the Field.

1.38 “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental authority.

1.39 “Licensed Product(s)” means any pharmaceutical preparation in final form (or, where the context so indicates, the form under development) that contain the Compound as an active pharmaceutical ingredient for use in the Territory.

1.40 “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.41 “NDA” means a new drug application in any of the countries in the Territory similar to the NDA submitted to the FDA to obtain approval for the marketing of a Licensed Product in the United States, together with all subsequent submissions, supplements and amendments thereto.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.42 “Net Sales” means the gross sales amount of Licensed Products invoiced to Third Parties by XPH, its Affiliates and sublicensees, less the following deductions (to the extent included in such gross sales amount):

(a) quantity and/or cash discounts therefor;

(b) customs, duties, sales and similar taxes;

(c) amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls, market withdrawals and other corrective actions), and retroactive price reductions or allowances specifically identifiable as relating to a Licensed Product including allowances and credits related to inventory management or similar agreements with wholesalers;

(d) amounts incurred resulting from government (or any agency thereof) mandated rebate programs in the Territory;

(e) Third Party rebates, patient discount programs, administrative fees and chargebacks or similar price concessions related to the sale of a Licensed Product;

(f) bad debt actually included on XPH’s financial statements, provided that XPH has made Commercially Reasonable Efforts to collect on such debts;

(g) the expenses for insurance, freight, packing, shipping and transportation;

(h) commissions paid to agents or distributors to secure tender offers or other purchases by local authorities; and

(i) as agreed by the Parties, such agreement not to be unreasonably withheld, any other specifically identifiable amounts included in a Licensed Product’s gross sales amount that were or ultimately will be credited and that are similar to those listed above, all in accordance with IFRS.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Licensed Product, and, to the extent applicable, other products or services of XPH, its Affiliates or sublicensees such that the Licensed Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, Net Sales shall not include sales by XPH to its Affiliates or sublicensees for resale; provided that, if XPH sells a Licensed Product to an Affiliate or sublicensee for resale, then the Net Sales calculation shall based on the higher of (i) the amount invoiced XPH to such Affiliate or sublicensee or (ii) the amount invoiced by such Affiliate or sublicensee to the Third Parties on the resale of such Licensed Product. For purposes of this Agreement, “sale” shall not include transfers or other distributions or dispositions of a Licensed Product, at no charge, for regulatory purposes, clinical trials, samples, free products or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. A Licensed Product shall be considered “sold” only when billed or invoiced.

1.43 “Ongoing Clinical Studies” means Clinical Studies with enrolled patients that are in the process of being conducted. For the avoidance of doubt, this does not include Clinical Studies where no patient dosing has occurred.

1.44 “Party” means Kinex or XPH, as the context may require.

1.45 “Parties’ Patent Rights” has the meaning set forth in Section 7.3(a).

1.46 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof that claim or cover the Compound, Licensed Product or any Improvement, including methods of development, manufacture, formulation, preparation, presentation, means of delivery or administration, dosage, packaging, sale or use thereof

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.47 “Phase I Clinical Study(ies)” means a Clinical Study that is intended to initially evaluate the safety or pharmacological effect of a Licensed Product in the Field in subjects or that would otherwise satisfy requirements of 21 CFR 312.2(a), or its foreign equivalent.

1.48 “Phase II Clinical Study(ies)” means a Clinical Study that is intended to initially evaluate the effectiveness of a Licensed Product in the Field in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.49 “Phase III Clinical Study(ies)” means a pivotal Clinical Study, the results of which could be used to establish safety and efficacy of a Licensed Product in the Field as a basis for Regulatory Approval or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.50 “Prime Rate” means the rate announced from time to time by HSBC Bank, N.A. as its “prime rate” in New York, New York USA which is the base rate upon which other rates charged at such bank are based, and is the best rate available to premium customers at such bank.

1.51 “Product Label(ing)” shall have the same meaning as defined in the applicable law in the respective country in the Territory.

1.52 “Proprietary Information” means any and all scientific, clinical, technological, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, and shall include Kinex Know-How and XPH Know-How, as applicable, and the Data.

1.53 “Regulatory Approval” means approval by the relevant Regulatory Authority of an NDA or other Drug Approval Application, health registration, common technical document, regulatory submission, notice of compliance and any other license or permit required to be approved for the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product in a country, region or other regulatory jurisdiction.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.54 “Regulatory Authority” means any governmental authority in a country, region or other regulatory jurisdiction that regulates the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product.

1.55 “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

1.56 “SFDA” means the Regulatory Authority in China.

1.57 “Substantial Level Generic Competition” shall be deemed to exist for a Licensed Product in a particular country as of any date if, during the two (2) immediately preceding Calendar Years, (a) Generic Products have a market share in the applicable country of at least sixty percent (60%) of the then combined unit volume of the applicable Licensed Product and Generic Products, or (b) at least one Generic Product is commercially introduced in such country and Net Sales of the applicable Licensed Product by XPH in the applicable country decrease by at least sixty percent (60%) with each of (a) and (b) measured as an average taken over such two (2) Calendar Years and compared to the Calendar Year immediately preceding the beginning of such two (2) Calendar Year period.

1.58 “Territory” means the following designated countries only: Greater China (including Mainland China, Taiwan, and Hong Kong) and Singapore. All other countries are expressly excluded and retained by Kinex. When referring to Clinical Studies, any one of the countries or regions within the Territory shall be considered as within the Territory.

1.59 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.60 “Trademark” means the trademark(s) for which either Party has sought registration and all related service marks, domain names and other trademark related rights that are necessary or useful for the Development or Commercialization of the Licensed Products in the Field.

1.61 “Valid Claim” means any claim in an active patent application or issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and has not been terminated for failure to pay maintenance fees.

1.62 “XPH Indemnified Parties” has the meaning set forth in Section 10.1.

1.63 “XPH Know-How” means all Know-How that are owned or Controlled by XPH as of the Effective Date and during the Agreement Term.

1.64 “XPH Patent Rights” means all Patent Rights that are owned or Controlled by XPH as of the Effective Date and during the Agreement Term, including as provided in Section 7.1.

ARTICLE 2 CONDITIONS PRECEDENT

2.1 This Agreement is effective when executed and (a) Kinex will transfer all technical documents that are currently available for US IND filing for XPH’s assessment, and (b) that XPH will have a chance to assess the intellectual property position of the Compound (as detailed in Schedule 2). XPH will have 90 calendar days to evaluate both of these aspects after receiving the documents. If the assessment of either the scientific merits or intellectual property is found to be unsatisfactory by XPH, this Agreement will be terminated immediately. XPH is going to engage a CRO to access a path for Chinese SFDA IND submission and if the CRO issues a report within 90 calendar days that the Compound will not be accepted by Chinese SFDA despite best efforts, Kinex will reimburse the upfront payment in Section 5.1. XPH also will access the patent application of ICX02 in China and if there are major issues with regards to the issuance of patent protection in China (as assessed within 90 calendar days), Kinex will also reimburse the upfront payment in Article 5.1.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 3

GRANT OF RIGHTS

3.1 Grants by Kinex. Subject to the terms and conditions of this Agreement, Kinex hereby grants to XPH an exclusive right and license throughout the Territory (and with the right to grant sublicenses with the consent of Kinex which will not be unreasonably withheld) in and to the Kinex Intellectual Property, to develop, label, package, import, export, promote, distribute, make, use, sell, offer for sale, register, commercialize and otherwise exploit the Licensed Product(s) in the Field and a non-exclusive right to manufacture the Compound in the Territory but solely for use in the Licensed Products; provided, however, that, notwithstanding the exclusive rights granted to XPH hereunder, Kinex shall retain the right to use the Kinex Intellectual Property in the Territory other than for the promotion, distribution, sale, offer for sale, registration, making, importing/exporting or commercialization of Licensed Product(s) in the Field. Any Affiliates of XPH exercising any rights of XPH under this Agreement shall be located within the Territory; provided, however, that XPH may use Affiliates or Third Parties located outside the Territory to assist in the development of Licensed Products with the prior written consent of Kinex. With respect to sales to Third Party distributors or other parties purchasing Licensed Product for resale, XPH shall use Commercially Reasonable Efforts to restrict such resales to within the Territory, including termination of sales to such parties if required by Kinex.

3.2 Retained Rights; No Implied Licenses. All rights not specifically granted to XPH under this Agreement are reserved and retained by Kinex. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to XPH, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other Intellectual Property of the other Party,

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

except as set forth under this Agreement (including, but not limited to, the Mimetica and Opal discovery platforms or any compound or molecule in the Kinex libraries other than the Compound). Kinex expressly reserves and retains the right to develop or manufacture Licensed Products within the Territory for sale outside the Territory.

3.3 Substitute Compound. If XPH abandons the Compound for Commercialization and Development in the Territory, Kinex upon the payment of US$*** by XPH to Kinex, shall select an alternative compound from the same chemical class and such alternative compound shall be added to the definition of “Compound” for all purposes under this Agreement (“Alternative Compound”). If Kinex has also abandoned the Compound for Commercialization and Development in the Field outside the Territory and is developing a substitute compound in the Field outside the Territory, the Alternative Compound shall be the substitute compound currently under Development and Commercialization by Kinex in the Field outside the Territory. Kinex shall transfer all Data relating to the Alternative Compound to XPH. XPH shall be responsible for all costs associated with the Development and Commercialization of the Alternative Compound in the Territory including preclinical and toxicology studies necessary to permit the filing of an IND with SFDA for the Alternative Compound.

ARTICLE 4

INFORMATION TRANSFER; DEVELOPMENT AND COMMERCIALIZATION;

REGULATORY MATTERS

4.1 Information and Transfer of Kinex Intellectual Property.

(a) As soon as practicable, but in no event later than thirty (30) days after the Parties sign this Agreement, Kinex shall disclose and deliver to XPH electronic copies (or, upon XPH ‘s request, copy of the originals) of all Data for continued Development and Commercialization in the Territory to be used for XPH’s Chinese SFDA IND application which is available to Kinex at the time (including without limitation to the all pre-clinical and manufacturing data available to Kinex that is related to the Compound at the time)

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

and any registration documents of the Compound and its Licensed products, and the latest Kinex Intellectual Property Rights. In addition to the foregoing, Kinex shall provide XPH with such assistance as XPH may reasonably request (at XPH’s cost and expenses) in connection with the foregoing disclosures, including making available at their place of employment (or such other location as the Parties may mutually agree upon) the assistance of such persons that were involved with the Kinex Intellectual Property.

(b) During the term of this Agreement, Kinex shall, upon the request of XPH, provide XPH with any Data which is available to Kinex and is required for the application for the IND with SFDA within 60 calendar days. Failure to comply with this provision by Kinex will entitle XPH to terminate this Agreement and to require Kinex to repay all payment which has been made by XPH.

4.2 Development and Commercialization.

(a) General. XPH shall be responsible for and shall itself, or through its Affiliates or sublicensees, conduct Development and Commercialization in the Territory in the Field during the Agreement Term as described by this Agreement. Within 60 days after the Effective Date, XPH shall prepare a draft plan and budget (in English) for Development and Commercialization in each of the countries within the Territory and submit such draft plan to the Development and Commercialization Steering Committee (as defined in Section 4.4) which will agree on and oversee the plan for Development and Commercialization during the Agreement Term. If XPH fails to (i) prepare the draft plan and budget within 60 days of the Effective Date, (ii) file an IND with SFDA by June 30, 2013, (iii) commence a Phase I Clinical Study with at least 40 tumor patients within 6 months after obtaining the approval of SFDA to initiate Phase I Clinical Studies, (iv) commence a Phase II Clinical Study with at least 120 brain tumor patients within six (6) months after SFDA endorses the study report for the Phase I Clinical Study and approves the commencement of the Phase II Clinical study by XPH„ (v) commence at least a Phase III Registration Clinical Study that has been agreed upon with Chinese SFDA within six (6) months of Completion of the Phase II Clinical Study and approval of SFDA on the commencement of a Phase III

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Registration Clinical Study by XPH, (vi) file a New Drug Application for Regulatory Approval to Chinese SFDA within nine (9) months of Completion of the Phase III Study, (vii) First Commercial Sale of Licensed Product in each country in the Territory within 60 days of the Regulatory Approval in such country in the Territory, all rights and licenses under this Agreement shall immediately terminate, unless (i) Commercially Reasonable Efforts has been made by XPH; or, (ii) Kinex’s failure to comply with Article 4.1 (information and transfer of Kinex Intellectual Property) and 4.2 (d) (Referencing Data) is attributable to such failure by XPH; or, iii) such failure results from the action on inaction of SFDA; provided, however, Kinex shall grant a six month extension on any of the foregoing timelines at the reasonable request of XPH prior to any termination of this Agreement. Further, Kinex shall grant a second six month extension of any of the foregoing timelines.

(b) Summary Reports. Upon Kinex’s sixty (60) day prior written request, made within thirty (30) days of the end of the first Calendar Year following the Effective Date and each year thereafter during the Agreement Term, XPH shall provide Kinex with a written summary of Development and Commercialization undertaken on a country by country basis during the then current Calendar Year consistent with written reports issued by XPH in the ordinary course of its business.

(c) Clinical Studies. XPH will be responsible for, and conduct and administer at its sole cost and expense, all the studies required for Regulatory Approval in each of countries within the Territory. Specifically, XPH will:

(i) Submit an IND to SFDA for phase 1 clinical studies by June 30, 2013;

(ii) Conduct Phase 1 Clinical Study in the Territory with the study to be commenced within 6 months after obtaining the approval of SFDA to initiate Phase 1 Clinical Studies;

(iii) Conduct studies that are required to support Phase II Clinical Study(ies) as well as commence Phase II Clinical Study for brain tumors within the Territory within six months after SFDA endorses the study report for the Phase I Clinical Study and approves the commencement of Phase II Study;

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(iv) Conduct Clinical Studies in the Territory in support of the clinical strategy for the appropriate indications as identified in the Development Plan approved by the Development and Commercialization Steering Committee; and

(v) Conduct and/or participate in the global Phase III Studies in such a manner in conjunction with Kinex that will support the approval of Licensed Product in each of the countries within the Territory.

All study reports will be filed to regulatory authorities within 6 months of the completion of the applicable Clinical Study

(d) Referencing Data. The Data and results of any Clinical Studies or other studies conducted by a Party or its ex-Territory partners shall be made available to the other Party for referencing at no cost to the requesting Party for regulatory filing purposes, and each party hereby grants to the other Party a right of reference to use such Data for the Development and Commercialization of the Compound and Licensed Products, provided, however, that with respect to the right granted to XPH, such right shall be limited to the Development and Commercialization of the Compound and the Licensed Products in the Field in the Territory.

(e) Payment of Development and Commercialization Costs. XPH shall be responsible for all costs associated with Development and Commercialization of Licensed Products in the Territory. Notwithstanding the generality of the foregoing, XPH shall reimburse Kinex for the direct costs incurred by Kinex in carrying out any Development within the Territory that was authorized or approved in writing in advance by XPH.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(f) Records. Under this Agreement, XPH and Kinex shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with good industry practice, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved, including all Know-How and including individual case report forms, in the form required by applicable Laws.

(g) Promotional Materials and Activities. XPH shall create and develop the advertising and promotional materials for the Licensed Products in the Territory with the written approval of Kinex (which shall not be unreasonably withheld) with respect to all such materials. As holder of the Regulatory Approvals in the Territory, XPH shall be responsible for all submissions and interactions with the Regulatory Authorities regarding approval of all Licensed Product-related promotional materials that require Regulatory Approval.

(h) Ownership of Copyrights and Trademarks. Kinex retains all rights to establish a global brand for each Licensed Product and shall own all Copyrights and Trademarks for the Licensed Product as specified in 7.1 (a) (i) in the Territory. XPH shall be responsible for searching, clearing and filing applications for registration of all such Copyrights, Trademarks and trade dress at its sole cost in accordance with Kinex’s global branding strategy. Kinex shall execute all documents and take all actions as are reasonably requested by XPH with respect to such filings and registrations.

(i) Sales of Licensed Products. All sales of Licensed Products shall be made, recorded, invoiced and collected by XPH. All terms regarding Licensed Product sales, including terms respecting credit, pricing, cash discounts, rebates, chargebacks, bad debt write-offs, and other fees and charges, and returns and allowances shall be set solely by XPH.

(j) Compliance with Laws. XPH shall in all respects comply with all applicable laws and applicable guidelines concerning the advertising, sales and marketing of prescription drug products in Commercializing Licensed Products in the Territory under this Agreement and (b) XPH shall obligate any

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

sublicensees that it or its Affiliates may engage with respect to Licensed Products to do the same; to bring any non-compliance therewith (should it ever occur) by any of the foregoing entities to XPH’s attention; and to promptly remedy any such non-compliance. XPH and its Affiliates shall maintain such procedures throughout the Agreement Term and shall promptly notify Kinex in writing with respect to any material non-compliance regarding Commercialization of Licensed Products.

(k) Kinex shall also arrange, at XPH’S expense, required technical training to XPH in the use, manufacture and development of the Compound and in expediting the Development and Commercialization of the Compound and Licensed Product in the Territory. The parties shall arrange the training at mutually agreed terms from time to time;

(l) Kinex shall, upon the request of XPH and at the expense of XPH, assist XPH in the preparation and filing of all registration in XPH Licensed Territory with respect to the Development and Commercialization of the Licensed Product to the extent permitted or made necessary by statute, regulation or government agency, including, without limitation, executing and delivering all documents in connection therewith; provided that XPH shall reimburse Kinex for reasonable out-of-pocket costs and other expenses incurred by Kinex in connection with such cooperation.

4.3 Regulatory Matters.

(a) XPH Responsibility.

From and after the Effective Date:

(i) XPH shall have sole authority and responsibility for the timely preparation, filing and prosecution of all filings, submissions, authorizations or approvals with Regulatory Authorities in the Territory, and shall own and control all such filings, submissions, authorizations and approvals, including any IND, NDA or other Drug Approval Application in the Territory. XPH shall provide copies of all such filings, submissions, authorizations and approvals upon reasonable request from Kinex, at Kinex’s sole cost and expense.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(ii) XPH shall be the primary contact with each Regulatory Authority in the Territory and shall be solely responsible for all communications with each Regulatory Authority that relate to any IND, NDA, or other Drug Approval Application in the Territory, provided, however, that upon the reasonable request of XPH, Kinex shall provide appropriate personnel to participate in discussions with a Regulatory Authority regarding the regulatory review process and shall assist and consult with XPH in applying for Regulatory Approval at XPH’s cost and expense.

(iii) From and after receipt of each Regulatory Approval, XPH shall have exclusive authority and responsibility to submit all reports or amendments necessary to maintain Regulatory Approvals and to seek revisions of the conditions of each such Regulatory Approval in the Territory and shall keep Kinex promptly informed of any such actions. XPH shall have sole authority and responsibility to seek and/or obtain any necessary approvals of any Product Label, or prescribing information, package inserts, monographs and packaging used in connection with a Licensed Product, as well as promotional material used in connection with a Licensed Product, and for determining whether the same requires Regulatory Approval in the Territory.

(b) Regulatory Cooperation. Each Party is responsible concerning adverse drug reactions, safety information and compliance with regulatory requirements. XPH is responsible for providing any such data to Kinex that is required by the United States Regulatory Authority. Kinex is also responsible for providing any such data to XPH that is required by the Regulatory Authority in the Territory. The Parties hereby agree that they will each make Commercially Reasonable Efforts in coordinating their respective regulatory, Development and Commercialization efforts.

(c) Pharmacovigilence. During the Agreement Term, each of the Parties will notify appropriate Regulatory Authorities in accordance with applicable law, and the other Party, promptly after

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of any Compound or Licensed Product.

(d) Product Recalls. If any Regulatory Authority having jurisdiction in the Territory requires or reasonably requests to recall a Licensed Product due to a defect in the manufacture, processing, packaging or labeling of such Licensed Product or for any other reason whatsoever, XPH shall immediately notify Kinex. XPH shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by any such Regulatory Agency. XPH shall have be responsible, at its expense, for carrying out any such recall as expeditiously as possible and in such a way as to cause the least disruption to the sales of the Licensed Product and to preserve the goodwill and reputation attached to the Licensed Product and to the names of XPH and Kinex. XPH agrees to maintain the appropriate record and procedures to permit the recall of the Licensed Product.

4.4 Appointment and Administration of Development and Commercialization Steering Committee for the Territory

(a) As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Effective Date, the Parties will establish a four (4) person steering committee to oversee and review the Development and Commercialization of the Products in the Territory, which will include two (2) representatives of each of XPH and Kinex (the Development and Commercialization Steering Committee) and will be chaired by one of the representatives of XPH. All actions, decisions and approvals of the Development and Commercialization Steering Committee shall be unanimous. One member appointed by each Party will be a senior officer of such Party who is either (i) responsible for product development or (ii) has substantial experience in product development for similar products who is acceptable to the other Party. Each Party, at its sole discretion, may at any time during the Term of this Agreement replace a member it has the right to designate upon prior written notice to the other Party. Each Party will use reasonable efforts to cause its respective representatives to attend all meetings of the

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Development and Commercialization Steering Committee. Each Party will bear the travel and out-of-pocket expenses incurred by its members or representatives in connection with the Development and Commercialization Steering Committee’s meetings.

(b) The Development and Commercialization Steering Committee will meet at least once every Calendar Quarter, or more or less frequently as the Parties mutually deem appropriate, on dates and at times and places as agreed by the Parties. The Development and Commercialization Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed by the Parties to be necessary or appropriate.

(c) If there is a disagreement within the Development and Commercialization Steering Committee, the members of the Development and Commercialization Steering Committee shall promptly present the disagreement to the executive of each of XPH and Kinex who has the principal responsibility for his respective company’s work under this Agreement. Once informed, such executives shall meet to discuss each party’s view and to explain the basis for such disagreement. If such executives are unable to resolve such dispute with thirty (30) days of such meeting, then (a) if the disagreement is within the framework of this Agreement, XPH’s decision will be final and binding within the Territory, unless the disagreement is related to regulatory issues in countries outside the Territory or imposes negative impacts Kinex’s rights under this Agreement, or (b) if the disagreement is not within the framework of this Agreement and is applicable only to issues in the Territory, then XPH’s decision will be final and binding.

(d) The Development Steering and Commercialization Committee will have the authority in the Territory concerning (i) approval and amendment, from time to time, of the plan for Development and Commercialization, (ii) the protocols and indications for Clinical Trials of Licensed Products, (ii) approval of all contracts relating to the Development of Licensed Product, (Hi) the formulation used in respect of Licensed Product, and (iv) contracts relating to the Commercialization of Licensed Product. The approval for the abovementioned issues by the Development Steering and Commercialization Committee shall not be unreasonably withheld.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 5

PAYMENTS AND STATEMENTS

5.1 Milestone Fees. In consideration of the rights granted by Kinex hereunder, XPH shall pay Kinex the following milestone fees, contingent upon the later of i) the occurrence of the specified event and H) XPH has received the approval for making such payment from the applicable foreign exchange authority, with each milestone fee to be paid no more than once with respect to the achievement of such milestone event (but payable the first time when such milestone event is achieved and further XPH has received the approval for making such payment from the applicable foreign exchange authority):

(a)	Transfer of Data to XPH under Section 4.1	US$750,000

(b)	Allowance by the United States Regulatory Authority of an IND application submitted by Kinex for the Compound (if Kinex cannot get US FDA allowance for the IND before December 31, 2012 to initiate Phase I Clinical Study for the Compound, XPH shall have the following options: i) to terminate this contract and the payment in (a) will be reimbursed to XPH; ii) to continue the performance of this Agreement on the terms and conditions which shall be otherwise agreed by the Parties. )	US$***

(c)	Completion of a Phase I Clinical Study for the Compound in the United States or China	US$***

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d)	Completion of a Phase II Clinical Study that achieves the primary clinical endpoint set forth in the protocol for an oncology indication	US$***

(e)	Completion of a Phase III Clinical Study that achieves the achieves the primary endpoint set forth in the protocol for an oncology indication	US$***

(f)	Regulatory Approval in any country specified in the Territory	US$***

Each milestone fee shall be deemed earned as of the achievement of the related milestone event and shall be paid by XPH within thirty (30) Business Days after the later of the date when i) the achievement of each milestone event and ii) XPH has received the approval for making such payment from the applicable foreign exchange control authority. XPH will expedite the application for such payment.

5.2 Equity Investment in Kinex.

In conjunction with the completion of the license agreement, one of the XPH affiliates will also make an equity investment of USD $10 million in Kinex series A Preferred Shares on the same share price as of June 2011 (USD $20 per share). It is agreed upon that US$*** M will be invested within 30 calendar days. XPH will invest the first tranche (USD $ *** million) in 30 calendar days with an option to extent by another 30 days if additional regulatory approval is required for the effect of such transaction. If the transaction is not completed within 60 days, Kinex will withdraw the offered stock price and XPH will withdraw its investment.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

The completion of the remaining investment transaction will be contingent upon the following conditions:

(a) Article 2.1 is satisfied, and

(b) XPH being satisfied with the due diligence of the private placement memorandum.

This second tranche of investment (USD $*** million) will be made if the contingent conditions given above is satisfied and within 4 months after the execution of this Agreement.

(c) All requisite waivers, consents and approvals from any relevant governments or regulatory authorities or other relevant third parties in connection with such investment transactions contemplated by this article and the effect the obligation of payment by XPH required to be obtained on the part of XPH having been obtained by XPH, which including but not limited to the approval from the following entities:

(i) National Development and Reform Commission;

(ii) the Ministry of Commerce of the People’s Republic of China; and

(iii) the State Administration Foreign Exchange of China;

5.3 Royalties.

(a) XPH shall, pursuant to Section 5.4(a), pay to Kinex a royalty of *** percent on annual (Calendar Year) aggregate Net Sales of Licensed Product (annual Net Sales is the aggregated total of all sales in the Territory).

(b) The royalty rates set forth above shall be reduced by forty percent (40%) for a Licensed Product sold in any country in which Generic Competition exists for such Licensed Product; provided, however, that if Substantial Level Generic Competition exists for such Licensed Product in a country, no further royalties shall be payable by XPH to Kinex with respect to such Licensed Product in the subject country.

(c) If XPH sublicensed KX02 to other parties, Kinex will be entitled to 10% of the upfront and milestones that XPH will receive on top of the milestones set forth in this agreement.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

5.4 Royalty Reports and Payments.

(a) Royalty Payments. Within sixty (60) days following the end of each Calendar Quarter that royalties are payable by XPH to Kinex, XPH shall submit to Kinex a written report containing, with respect to such Calendar Quarter and for the then-current Calendar Year through the end of such Calendar Quarter, an accounting on a country-by-country basis of gross sales, Net Sales and the royalties payable in accordance with Section 5.2(a) for such Calendar Quarter, with a breakdown of all deductions taken in any such calculations, in accordance with the definition of “Net Sales”. Any conversion to United States Dollars shall be calculated in accordance with Section 5.4(c). In the event of any royalty reduction during any Calendar Quarter due to Generic Competition in any country in the Territory, the report for such Calendar Quarter shall also show the basis for the determination of such Generic Competition. Royalties shown to have accrued by each report shall be due and payable on the date such report is due.

(b) Following the expiration of all royalties payable to Kinex on any Licensed Product in a country, XPH shall continue to furnish Kinex a written report on a country-by-country basis for the next four Calendar Quarters following expiration of royalties with respect to such Licensed Product, and shall state the basis for Net Sales then being free of royalty obligations hereunder. XPH shall thereafter have no further obligation to include in a report the Net Sales of such Licensed Product in such country for purposes of the royalty calculation for any Calendar Quarter. This obligation shall survive the termination or expiration of this Agreement in any country.

(c) Each Party shall keep and shall require its Affiliates or sublicensees to keep complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 4 for a period of 36 months from the end of the relevant Calendar Quarter.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

5.5 General Payment Provisions.

(a) Payment Method. All payments under this Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to an account designated by Kinex.

(b) Withholding Taxes. XPH shall act as the tax agent of Kinex and make all required withholding or other tax payments to, and file all appropriate tax form with, the Chinese taxing authority(ies). XPH may deduct the amount of any taxes imposed on Kinex which are required to be withheld or collected by XPH, its Affiliates or sublicensees under the laws, rules or regulations of any country on amounts owing from XPH to Kinex hereunder. Any such taxes required to be withheld or collected shall be an expense of Kinex.

Kinex shall provide XPH any tax forms that may be reasonably necessary in order for XPH to not withhold tax or to withhold tax at a reduced rate and XPH shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, and similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. To the extent XPH, its Affiliates or sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of Kinex, XPH shall promptly deliver to Kinex proof of payment of such taxes.

(c) Currency Exchange. For purposes of computing royalties on Net Sales in any country outside the United States, the Net Sales shall be converted to United States Dollars using the year-to-date average rate of exchange for United States Dollars used by XPH for its internal financial accounting purposes; provided, however, that if for any reason conversion into United States Dollars cannot be made in a country in the Territory, then notwithstanding the provisions of Section 4.4(a), payment may be made in the currency of such country by deposit in the name of Kinex in a bank account designated by Kinex in such country.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with IFRS. In addition, all calculations shall give pro rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) (i) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year that is shorter than four consecutive full Calendar Quarters, or (ii) as a result of a determination, in accordance with the terms of this Agreement, that the first or last day of such Calendar Quarter (including as a result of termination of this Agreement) shall be deemed other than the actual first or last day of such Calendar Quarter, or that the first or last day of such Calendar Year shall be deemed other than the actual first or last day of such Calendar Year.

5.6 Audits. Upon the written request of Kinex, XPH shall permit an independent certified public accounting film of recognized standing, selected by Kinex and reasonably acceptable to XPH (provided that such accounting firm shall not be retained or compensated on a contingency basis and shall have entered into a confidentiality agreement with XPH in form and substance reasonably satisfactory to XPH), to have access not more than once in any Calendar Year, during normal business hours, to such of the records of XPH as may be reasonably necessary to verify the accuracy of the reports under Section 5.3 hereof for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Kinex whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales and the resulting effect of such calculations on the amounts payable by XPH under this Agreement) and such other information that should properly be contained in a report required under this Agreement (the “Audit Report”)

(a) If such accounting firm concludes that additional amounts were owed during such year, and XPH agrees with such conclusion, then the XPH shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within thirty (30) days of the date Kinex delivers the Audit Report to XPH. If such accounting firm concludes that amounts were overpaid

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

by XPH during such period, Kinex shall repay XPH the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within thirty (30) days of the date Kinex delivers the Audit Report to XPH. The fees charged by such accounting firm shall be paid by Kinex; provided, however, that if an error in favor of Kinex of more than five percent (5%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by XPH.

(b) Upon the expiration of twenty-four (24) months following the end of any year for which XPH or Kinex has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of XPH or Kinex or a contrary finding by an accounting firm pursuant to Section 5.5(a), such calculation shall be binding and conclusive upon XPH or Kinex, and XPH or Kinex, as applicable, shall be released from any liability or accountability with respect to royalties or other payments for such year.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b) The execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor shall such Party undertake any such obligation during the Agreement Term;

(e) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement; and

(g) Such Party shall perform its obligations hereunder in accordance with all applicable Laws.

6.2 Additional Representations and Warranties of Kinex. Kinex represents and warrants to XPH that:

(a) As of the Effective Date in the Territory, to the knowledge of Kinex, (i) there is no Third Party infringement of any of the Kinex Intellectual Property; and (ii) the Kinex Intellectual Property is in full force where filed; (iii) the Kinex Patent Rights where filed are not subject to any pending or

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

threatened re-examination, re-issue, opposition, interference, challenge, litigation proceeding or other claim, and (iv) Kinex has only filed or prosecuted patent applications with respect to the Kinex Intellectual Property in the countries in the Territory as set forth on Schedule 1.2 to this Agreement;

(b) To the knowledge of Kinex, Kinex has not committed any act, or omitted to commit any act, that may cause the Kinex Patent Rights where filed to expire prematurely or be declared invalid or unenforceable, or that stops Kinex from enforcing the Kinex Patent Rights where filed against any Third Party;

(c) As of the Effective Date in the Territory, (i) Kinex has the right to use and disclose and to enable XPH to use and disclose (in each case under appropriate conditions of confidentiality) the Kinex Know-How; and (ii) the Kinex Intellectual Property is not subject to any encumbrance, lien, license or claim of ownership by any Third Party that would conflict with the terms of this Agreement; and

(d) At no time during the Agreement Term shall Kinex assign, transfer, encumber or grant rights in or with respect to the Kinex Intellectual Property inconsistent with the rights granted to XPH under this Agreement.

6.3 Additional Representations and Warranties of XPH. XPH represents and warrants to Kinex that:

(a) At no time during the Agreement Tenn shall XPH assign, transfer, encumber or grant rights in or with respect to the XPH Intellectual Property inconsistent with the rights granted to Kinex under this Agreement including under Section 9.3(d).

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 7

PATENT MATTERS

7.1 Ownership of Inventions.

(a) Except as otherwise provided in and subject to the terms of this Agreement, as between the Parties:

(i) Kinex shall have and retain all right, title and interest in or Control over, as applicable, all Intellectual Property (and Patent Rights arising thereunder) (i) existing, owned or Controlled by it on the Effective Date, subject to the licenses and other rights for the specified Territory granted to XPH under this Agreement and (ii) which is discovered, made, first conceived, reduced to practice or generated as a result of Development or otherwise during the Agreement Term solely by Kinex employees, agents, or other persons acting under or pursuant to its authority.

(ii) XPH shall have and retain all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated under this Agreement as a result of Development or otherwise during the Agreement Term, solely by XPH’s employees, agents, or other persons acting under or pursuant to its authority. XPH hereby grants to Kinex a non-exclusive, worldwide (excluding the Territory), royalty free license (including the right to sublicense) in any such Intellectual Property including all XPH Patent Rights and XPH Know-How related to the Compound and the Licensed Product.

(iii) Kinex and XPH shall jointly own all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated under this Agreement in the Territory as a result of Development or otherwise during the Agreement Term jointly by Kinex and XPH employees, agents, or other persons acting under or pursuant to their authority (“Jointly Owned Intellectual Property”). With respect to Jointly Owned Intellectual Property, both Parties shall have the right to use Jointly Owned Intellectual Property within the Territory subject to the terms of this Agreement. Kinex shall have the right to use the Jointly Owned Intellectual Property in all other countries without accounting or payment to XPH.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Employees and Agents. Each of Kinex and XPH shall require all of its and its Affiliates’ employees to assign all inventions and corresponding patent applications and that are discovered, made, first conceived, reduced to practice or generated by such employees during the Agreement Term to Kinex or XPH according to the ownership principles described in Section 7.1(a). Each Party shall use Commercially Reasonable Efforts to require any Third Parties working on any Clinical Study or any Development under the Agreement or who receive materials relating to Licensed Product or Know-How from a Party, to assign ownership or grant a sublicenseable exclusive license on a fully paid-up, royalty-free basis to all inventions and corresponding Patent Rights that are developed, made or conceived by such Third Parties during the Agreement Term to Kinex or XPH according to the ownership principles described in Section 7.1(a).

7.2 Maintenance and Prosecution.

(a) Kinex Patent Rights. Kinex shall have the right to file, prosecute and maintain the Kinex Patent Rights in Kinex’s name, using patent counsel selected by Kinex and shall be responsible for the payment of all patent prosecution and maintenance costs. Kinex will inform XPH on the patent applications in the Territory. As of the Effective Date, the Kinex Patent Rights in the Territory include only those applications set forth in Schedule 1.2 to this Agreement and Kinex retains the sole right to determine whether to file for additional patents within the Territory. Kinex shall also have the right to file, prosecute and maintain all Jointly Owned Intellectual Property in all countries outside the Territory.

(b) XPH Patent Rights. XPH shall have the first right to file, prosecute and maintain the XPH Patent Rights in XPH’s name, using patent counsel selected by XPH and shall be responsible for the payment of all patent prosecution and maintenance costs. XPH will inform Kinex on the course of patent prosecution or other proceedings and to furnish Kinex, upon request, with copies of office actions

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

received by XPH from the Regulatory Authority in countries outside the Territory concerning XPH Patent Rights. XPH shall also have the first right to file, prosecute and maintain all Jointly Owned Intellectual Property in all countries in the Territory If XPH elects not to file, prosecute or maintain a patent application or patent included in the XPH Patent Rights or the Jointly Owned Intellectual Property, it shall provide Kinex with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and Kinex shall then have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such Patent Right.

(c) The responsible Party under this Section 7.2 shall solicit the other Party’s review of the nature and text of any patent applications within the Territory resulting from Development or otherwise during the Agreement Term that are necessary or useful for the Development or Commercialization of the Licensed Products and important prosecution matters related thereto in reasonably sufficient time prior to the filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto.

Each Party shall execute all documents and take all actions as are reasonably requested by the other Party with respect to any filings and registrations.

7.3 Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement by a Third Party in the Territory of any patent included in the Kinex Patent Rights or XPH Patent Rights relating to the Compound or Licensed Products (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention. In addition, both parties shall promptly give the other party notice of any actual or suspected infringement by a Third Party outside the Territory of any patent included in the Kinex or XPH Patent Rights. The Parties shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action with respect to any infringement within the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Kinex shall have the first right, either directly or through its Affiliates or licensees, to initiate and prosecute such legal action in the Territory at its own expense and in the name of Kinex and/or XPH, or to control the defense of any declaratory judgment action in the Territory relating to the Parties’ Patent Rights, and Kinex shall provide XPH with reasonable notice of any such action it commences and keep XPH reasonably informed of any significant developments in such action. XPH shall render, at Kinex’s expense (including reasonable attorneys’ fees), all assistance reasonably requested in connection with any action taken by Kinex or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex; provided that Kinex shall not settle any such claim or proceeding in a manner that adversely affects XPH’s rights under this Agreement or which results in any material monetary payment by or financial loss to XPH, without the prior written consent of XPH, which consent shall not be unreasonably withheld.

(c) If Kinex elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 7.3(b) within sixty (60) days after having become aware of such potential infringement, then XPH may elect, which election shall be subject to the prior written consent of Kinex which consent shall not be unreasonably withheld to take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding, provided, however, that XPH shall not enter into any settlement or compromise of any claim relating to the Parties’ Patent Rights licensed hereunder or which results in any material monetary payment by or financial loss to Kinex, without Kinex’s prior written consent, which consent shall not be unreasonably withheld.

(d) Kinex shall have the sole right, either directly or through its Affiliates or licensees to initiate and prosecute any legal action outside the Territory with respect to the Kinex Patent Rights at its own expense or to control the defense of any declaratory judgment action outside the Territory. XPH shall render, at Kinex’s expense, all assistance reasonably requested in connection with any action taken by Kinex or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(e) For any legal action or defense contemplated by this Section 7.3, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any action or settlement commenced with respect to infringement within the Territory shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent funds remain after payment set forth in subsection (i) has been made, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action;

(iii) if Kinex initiated and prosecuted, or maintained the defense of, the action outside the Territory, the amount of any recovery remaining then shall be retained by Kinex; and

(iv) if XPH or Kinex initiated and prosecuted, or maintained the defense of, the action in the Territory, the amount of any recovery remaining then shall be shared equally by the parties.

7.4 Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the development, manufacture, import, use, marketing or sale of Licensed Product hereunder infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party. The Parties shall thereafter discuss the situation, and to the extent reasonably necessary, attempt to agree on a course of action.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) If within ten (10) Business Days the Parties fail to agree upon an appropriate course of action in the Territory, Kinex shall have the first right, but not the obligation, either directly or through its Affiliates or licensees to defend any action in the Territory related to the intellectual property rights of any Third Party or to initiate and prosecute legal action in the Territory related to the intellectual property rights of any Third Party in the name of XPH and/or Kinex. Kinex shall keep XPH reasonably informed as to the progress of any such action. XPH shall render, at its expense, all assistance reasonably requested in connection with any action taken by Kinex. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex; provided that Kinex shall not settle any such claim or proceeding in a manner that adversely affects XPH’s rights under this Agreement or which results in any material monetary payment by or financial loss to XPH, without XPH’s written consent, which consent shall not be unreasonably withheld. Kinex shall pay for all costs and expenses incurred in such defense. In addition, Kinex shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to such Third Party.

(c) If Kinex elects not to defend an infringement action in any country in the Territory as provided in Section 7.4(b), and XPH elects to do so, which election shall be subject to the prior written consent of Kinex which consent shall not be unreasonably withheld, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any infringement action defended, shall be borne solely by XPH, provided, however, that XPH shall not enter into any settlement or compromise of any claim without the prior written consent of Kinex, which consent shall not be unreasonably withheld.

(d) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(e) Kinex shall have the sole right, but not the obligation, either directly or through its Affiliates or licensees to defend any action related to the intellectual property rights outside the Territory of any Third Party or to initiate and prosecute legal action outside the Territory related to the intellectual property rights of any Third Party in the name of XPH and/or Kinex. XPH shall render, at its expense, all assistance reasonably requested in connection with any action taken by Kinex. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex.

7.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by XPH. Elections with respect to obtaining such extension or supplemental protection certificates shall be made in the same manner and with the same relative priorities between the Parties as is applicable to the prosecution and maintenance of Patent Rights pursuant to Section 7.2.

7.6 Patent Marking. XPH shall mark, and shall require its Affiliates and sublicensees to mark, all Licensed Products sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof.

ARTICLE 8

CONFIDENTIALITY AND PUBLICITY

8.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of ten (10) years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the disclosing Party, as documented by contemporary written records.

8.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 8.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct Clinical Studies or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the Regulatory Authorities;

(b) by XPH to its agents, consultants, sublicensees or Affiliates in connection with the Development or Commercialization, or to otherwise enable XPH to fulfill its obligations and responsibilities under this Agreement, on the condition that such entities agree to be bound by confidentiality obligations consistent with this Agreement; or

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

(d) Certain Disclosures. Except as set forth in this Agreement or as required by law, neither Party shall make any press release or other public announcement or other public disclosure to a Third Party concerning the existence of or terms of this Agreement, the subject matter of this Agreement or the activities contemplated hereunder, without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement or other disclosure and shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any such press release or other public announcement or disclosure as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours) review and recommend changes to any such press release or other public announcement or disclosure; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Licensed Product since the date of the previous disclosure; provided, further, that each Party shall provide to the other Party reasonable advance notice of any such subsequent disclosure. Without limiting the generality of any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in accordance with the rules and regulations of the SEC, other governmental authority, or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such disclosure or filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by applicable Laws,

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Kinex and XPH shall seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than five (5) Business Days prior to disclosure or filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

8.3 Publications. XPH shall not submit for written or oral publication any manuscript, abstract or the like relating to the Compound or Licensed Products, without the prior approval or written request of Kinex. If XPH desires to submit such publication, it shall first deliver to Kinex, for Kinex’s prior written consent, the proposed publication or an outline of the oral disclosure at least sixty (60) days prior to planned submission or presentation.

8.4 Publicity: Except as otherwise provided in this Agreement or required by law or regulation, no Party will originate any news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided that the foregoing shall not restrict disclosures made in connection with any filing of information or materials with a stock exchange or the SEC or any stockholders’ letter to private investors on the condition that if the information is for investors, such investors agree to be bound by confidentiality obligations consistent with this Agreement.

ARTICLE 9

TERM AND TERMINATION

9.1 Term and Expiration. This Agreement shall be binding on the Parties as of the Effective Date. Thereafter, unless terminated earlier pursuant to Section 9.2 below, this Agreement shall extend for one (1) year which may expire on a country by country basis upon the earliest to occur of either (i) the

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

expiration of the Kinex Patent Rights or (ii) invalidation of the Kinex Patent Rights (the “Agreement Term”) unless either Party gives written notice of its intention not to extend the Agreement Term: (i) at least ninety (90) days prior to the expiration date of the Kinex Patent Rights; or (ii) as soon as practically possible in the case of an invalidation claim; and (iii) thereafter, at least ninety (90) days prior to the then current annual expiration date of the Agreement.

9.2 Early Termination of Agreement Term.

(a) This Agreement may be terminated upon mutual agreement of the Parties.

(b) Termination by XPH

XPH may terminate this Agreement in its sole discretion upon not less than six (6) months prior written notice of termination provided anytime after the Effective Date (provided, however, that no such termination shall be effective until the completion of any then Ongoing Clinical Studies). The cost involved during the six-months notice period plus any period needed for completion of any Ongoing Clinical Studies will also be borne by XPH. In addition, if any milestone is met XPH prior to the termination date, XPH will also be responsible for the milestone payment.

(c) Termination by Either Party.

Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach within (i) thirty (30) days after notice of such breach is provided to the Breaching Party in case the breach is a non-payment of any amount due under this Agreement that is not being disputed in good faith or Kinex’s failure to comply with 4.1 (both of

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days after notice of such breach is provided to the Breaching Party for other cases of breach (or, if such default cannot be cured within such 60-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such 60-day period). The termination shall become effective at the end of the (i) 30-day period in case the breach is a non-payment of any amount due under this Agreement that is not being disputed in good faith or Kinex’s failure to comply with 4.1 if the Breaching Party has not cured such breach by such date, or (ii) for other cases of breach, 60-day period unless (a) the Breaching Party cures such breach during such 60-day period, or (b) if such breach is not susceptible to cure within such 60-day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may not be terminated unless the Breaching Party fails to use its best commercially reasonable efforts to prevent a similar subsequent breach). The right of either Kinex or XPH to terminate this Agreement as provided in this Section 9.2(c) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

9.3 Effect of Expiration or Termination; Survival.

(a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Article 4 hereof. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 4.2(h), 7.1(a), 8 and 10 shall survive the expiration or termination of this Agreement and shall continue in effect after the date of expiration or termination unless otherwise expressly indicated to the contrary in this Agreement. In addition, any other provisions required interpreting and enforcing the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b) Payments of amounts owing to Kinex under this Agreement as of its expiration or termination shall be due and payable either (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date of such expiration or termination, or (ii) to the extent such amounts cannot be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date on which such amounts can be calculated and a fixed sum determined.

(c) Subject to the payment of all amounts required hereunder, XPH and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement on hand or in process of manufacture as of the expiration or termination of this Agreement. Within thirty (30) days after the effective date of termination or expiration of this Agreement, XPH shall notify Kinex of the amount of Licensed Product XPH, its Affiliates and sublicensees then have on hand or in the process of manufacture and shall have the right to sell in the Territory (except with respect to any country in the Territory in which Licensed Product has been withdrawn or there is no Regulatory Approval), its remaining stock of Licensed Product for a period ending upon the earlier of: (i) XPH’s, its Affiliates’ and sublicensees’ sale of all such remaining Licensed Product, or (ii) six (6) months after such termination or expiration, and terms and conditions of this Agreement shall apply to such Licensed Product so sold. Kinex hereby grants a non-exclusive license under the Kinex Intellectual Property to XPH solely to sell such Licensed Product in the Territory, subject to payment of all related amounts due under this Agreement. Any remaining quantities of Licensed Product not sold during this period shall, at Kinex’s election, either be destroyed by XPH at XPH ’s cost or sold to Kinex at XPH’s procurement cost for such Licensed Product.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Upon the termination or expiration of this Agreement, the following shall also be applicable: (i) at Kinex’s request, XPH shall promptly transfer and return to Kinex copies of all Data, reports, records and materials in XPH’s possession or control that relate to Compound or Licensed Products and return to Kinex all relevant records and materials in XPH’s possession or control containing Proprietary Information of Kinex (and provided however, Kinex shall, upon such transfer, pay to XPH reasonable fee for transferring any Data, reports, records and materials independently developed and discovered by XPH employees, agents, or other persons acting under or pursuant to XPH’s authority, which fee shall not be less than the out-of-pocket fee incurred by XPH in the development and discovery of such Data, reports, records and materials; and provided further that XPH may keep one copy of such Proprietary Information of Kinex for archival purposes only); (ii) XPH shall transfer to Kinex any and all INDs, Regulatory Approvals, Drug Approval Applications and any other regulatory filings or submissions made or filed for Licensed Product by XPH or its designees; and (iii) Kinex shall promptly return to XPH all relevant records and materials in Kinex’s possession or control containing Proprietary Information of XPH (provided that Kinex may keep one copy of such Proprietary Information of XPH for archival purposes only).

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnity. For purposes of this Article 10, “Kinex Indemnified Parties” refers to Kinex, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Kinex and its Affiliates, and “XPH Indemnified Parties” refers to XPH, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of XPH and its Affiliates.

10.2 XPH Indemnification. XPH shall defend the Kinex Indemnified Parties from and against all suits, claims, actions, demands, complaints, lawsuits or other proceedings, (collectively, “Claims”), that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Kinex Indemnified Parties from and against any and all Losses, that arise out of or are attributable to,

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(i) XPH’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by XPH of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that XPH shall not be obligated under this Section 10.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Kinex.

10.3 Kinex Indemnification. Kinex shall defend the XPH Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the XPH Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to, (i) Kinex’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by Kinex of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that Kinex shall not be obligated under this Section 10.3, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of XPH.

10.4 Indemnification Procedure.

(a) Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this Section 10.4(a), the Indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to Section 10.4(a), is an indemnified Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim which it contends is an indemnified Claim without providing the Indemnifying Party ten (10) Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party.

10.5 Settlement of Indemnified Claims. The Indemnifying Party under Sections 10.2 or 10.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party, provided, however, that an Indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

10.6 Insurance.

(a) XPH shall, based on the operation necessity and the regulatory requirement applicable including the appropriate liability and insurance policy in the Territory, maintain in the Territory, commencing as of the Effective Date, commercial general liability insurance (including coverage for

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

product liability, contractual liability, bodily injury, property damage and personal injury), when such Clinical Studies are being conducted (the “Insurance”) If such Insurance is written on a claims-made form, it shall continue for three (3) years following the last sale of Licensed Product by XPH. The Insurance shall have retroactive date to or coinciding with the Effective Date. Notwithstanding the foregoing, XPH may satisfy the foregoing obligation with respect to the Insurance through self-insurance.

(b) Such Insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Licensed Product in and for the Territory. During the Agreement Term, XPH shall not permit such Insurance to be reduced, expired, materially amended or canceled during the period of the Insurance and/or the Agreement without reasonable prior written notice that shall be sent by registered mail to Kinex. Upon request XPH shall provide certificates of insurance to Kinex evidencing the coverage specified herein.

(c) Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

(d) The Insurance shall contain an explicit clause, stating that each Party and its insurer waive their rights of subrogation against the other Party and its directors, employees and/or any one on its behalf with respect to the Insurance. Such waiver shall not apply in the event of a malicious act.

(e) The Insurance shall be primary to any other insurance maintained by each Party and each Party hereby waives any claim or demand as to participation in any such other insurance.

(f) The Insurance shall be valid in any location worldwide regarding the activities performed by each Party hereunder (including worldwide jurisdictions) for any destination or lawsuit which will be served against the other Party.

10.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 11

MISCELLANEOUS

11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from events beyond the reasonable control of a Party, including fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

11.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction or, with respect to Kinex, the sale of all or substantially all its rights in the Compound, without such consent; provided further, that such assignment shall not relieve the Party of its responsibilities for performance of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

11.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by email, or by overnight express mail (e.g., FedEx) to any one (1) representative designated by the Party which is to receive such written communication.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the Parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Kinex to:

KINEX PHARMACEUTICALS, LLC

701 Ellicott Street

Buffalo, New York 14203

USA

Attention: Chief Executive Officer

Fax No.: 716-849-6651

if to XPH to:

GUANGZHOU XIANGXUE NEW DRUG DISCOVERY AND

DEVELOPMENT COMPANY LIMITED

2 Jinfengyuan RoadGuangzhou,

CHINA 510663

Attention: CEO

Fax No.: 86-20-22211666

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered, and on the third Business Day following the date of mailing if sent by registered or certified mail.

11.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party may suffer irreparable and continuing damage for which there is no adequate remedy at law in the event of a breach or threatened breach of this Agreement. Accordingly, and notwithstanding anything herein to the

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contrary, each of the Parties agrees that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

11.6 Further Assurances. Each of the Parties shall take such further actions as shall be necessary or desirable in order to effectuate the respective rights and obligations hereunder.

11.7 Applicable Law, Venue and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement. Except as provide in Section 11.5, with regard to actions of specific performance, all disputes which arise in connection with this Agreement and its interpretation shall be settled amicably between the Parties. If the dispute cannot be settled in an amicable manner, it will be settled by arbitration to be held in Hong Kong in conformity with commercial arbitration rules of the International Chamber of Commerce. The award rendered by arbitration shall be final and binding upon the Parties hereto.

11.8 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters, letters of intent, or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

11.9 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

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11.10 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.11 Headings; References. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule or Section of this Agreement. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to.” “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

11.12 Interpretation. Both Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof shall be construed against the drafter of this Agreement.

11.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

11.14 No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

KINEX PHARMACEUTICALS, LLC

By:
Name:	Johnson YN Lau, MBBS, MD, FRCP
Title:	Chairman and CEO

GUANGZHOU XIANGXUE NEW DRUG DISCOVERY

AND DEVELOPMENT COMPANY LIMITED

By:
Name:	YongHui Wang
Title:	Chairman

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SCHEDULE 1.1         DIAGRAM OF COMPOUND

SCHEDULE 1.2         KINEX PATENT RIGHTS

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SCHEDULE 1.1

DIAGRAM OF COMPOUND

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SCHEDULE 1.2

PATENT RIGHTS

Kinex Patent Chart KX02

(March 21, 2012)

(1a) 28856-503 (Composition of Matter & Use)

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(1b) 28856-503CIP (Composition of Matter & Use)

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(1c) 28856-503003 (Use)

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(1c) 28856-516 (Dosage of KX02 and immunoprotection)

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*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.